Exhibit 3.68
OPERATING AGREEMENT OF
POLO SUNTERRA DEVELOPMENT, LLC
A NEVADA LIMITED LIABILITY COMPANY
THIS OPERATING AGREEMENT is made effective as of the _ day of May, 2007, by and between DIAMOND RESORTS HOLDINGS, LLC, a Nevada limited liability company (“Holdings”), SUNTERRA LAS VEGAS DEVELOPMENT, LLC, a Delaware limited liability company (“SLVD”) and POLO SUNTERRA DEVELOPMENT, LLC, a Nevada limited liability company (the “Company”).
EXPLANATORY STATEMENT
This operating agreement governs the relationship between the Company and its members, pursuant to the Nevada Limited Liability Company Act, as defined below.
In consideration of their mutual promises, covenants, and agreements, the parties hereto do hereby promise, covenant and agree as follows:
DEFINITIONS
For purposes of this operating agreement, and unless the context clearly otherwise indicates, the following terms shall have the following meanings:
“Act” — The Nevada Limited Liability Company Act, Nev. Rev. Stat. §§ 86.011 to 86.590, as amended from time to time.
“Adjusted Capital Account Deficit” — With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:
     (i) credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and
     (ii) debit such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Agreement” or “Operating Agreement” — shall mean this Operating Agreement, including the other Schedules and Exhibits attached hereto and by reference incorporated herein, as originally executed and as amended from time to time.
“Book Value” — The value of Company property maintained on the Company’s books for purposes of determining the Members’ Capital Accounts. With respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes shall be its Book Value, except as follows:
     (i) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member.
     (ii) The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member in accordance with Code Section 7701(g), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a retiring or continuing Member as consideration for a membership interest in the Company of more than a de minimis amount of money or other Company property; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
     (iii) If the Book Value of an asset has been determined or adjusted pursuant to paragraph (i) or (ii) above, such Book Value shall thereafter be adjusted for the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Code” — shall mean the Internal Revenue Code of 1986, as amended from time to time and the Regulations (or any corresponding provisions of succeeding law and the regulations promulgated thereunder).
“Company” — Polo Sunterra Development, LLC, a Nevada limited liability company.
“Company Minimum Gain” — As set forth in Sections 1.704-2(b)(2) and 1.704-2(d)(1) of the Regulations. Each Member’s share of the Company’s Minimum Gain shall be defined as set forth in Section 1.704-2(g) of the Regulations.
“Depreciation” — For each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction, as computed for federal income tax purposes, allowable with respect to an asset of the Company for such year or other period, except that if the Book Value of a Company asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.
“Fiscal Year” — The fiscal year of the Company shall be the same as its taxable year, which shall be the calendar year unless otherwise required by the Code.
“Holdings” — Diamond Resorts Holdings, LLC, a Nevada limited liability company.
“Lender” — Credit Suisse Securities USA LLC as collateral agent and administrative agent for the Lenders under those certain credit facilities entered into as of April 26, 2007.
“Manager” — Stephen J. Cloobeck, as the Manager of the Company, and any other Person or Persons who may subsequently be designated as a Manager of the Company pursuant to the further terms of this Agreement. The Manager need not be a Member of the Company.
“Managing Person” has the meaning ascribed thereto in Section 5.2.
“Member Minimum Gain” — A Member’s share of minimum gain attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(4) and (5) (pertaining to partnerships).
“Member Nonrecourse Debt” — Any Nonrecourse Debt of the Company for which a Member bears the economic risk of loss within the meaning of Regulations Section 1.704-2(b)(4) (pertaining to partnerships).
“Member Nonrecourse Deduction” — Any item of Company loss, deduction, or expenditure that is attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(1) and (2) (pertaining to partnerships).
“Nonrecourse Deductions” — As set forth in Section 1.704-2(b) and (c) of the Regulations (pertaining to partnerships).
“Nonrecourse Liability” or “Nonrecourse Debt” or “Nonrecourse Loan” — The meanings defined in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2) (pertaining to partnerships).
“Members” — Holdings and SLVD, as the initial Members of the Company, and any other Person or Persons who may subsequently be designated as a Member of the Company pursuant to the further terms of this Agreement.
“Membership Interest” — The rights of the Members in distributions and allocations of profits, losses, gains, deductions and credits.
“Membership Rights” — The rights of the Members, which are comprised of: (1) the Members’ Membership Interest, and (2) the Members’ right to vote and to otherwise participate in the management and governance of the Company.

“Net Losses” — For any Fiscal Year of the Company the amount, if any, by which the sum of all items of loss and deduction for such year exceed the sum of all items of profit, income and gain for such Fiscal Year, whether any such item of profit, income, gain, loss or deduction arises from operations, sale of its property or otherwise (provided that any items that are specially allocated pursuant to Section 3.2 shall not be taken into account in computing Net Losses). The term “profits” shall mean and include each item of profit, income and gain, and the term “losses” shall mean and include each item of loss and deduction.
“Net Profits” — For any Fiscal Year of the Company the amount, if any, by which the sum of all items of profit, income and gain for such Fiscal Year exceed the sum of all items of loss and deduction for such Fiscal Year (provided that any items that are specially allocated pursuant to Section 3.2 shall not be taken into account in computing Net Profits).
“Percentage Interest” — For each Member at any given time, the percentage equivalent of a fraction, the numerator of which is the total number of Units held by such Member, and the denominator of which is the total number of Units held by all of the Members.
“Persons” — Individuals, partnerships, corporations, limited liability companies, unincorporated associations, trusts, estates and any other type of entity.
“SLVD” — Sunterra Las Vegas Development, LLC, a Delaware limited liability company.
“Tax Matters Member” — shall mean the Member (a) designated as the“tax matters partner” within the meaning of Section 6231(a)(7) of the Code and (b) whose responsibilities as Tax Matters Member include taking any actions on behalf of the Company outlined herein. Any direct out-of-pocket expense incurred by the Tax Matters Member in carrying out its responsibilities and duties under this Agreement shall be allocated to and charged to the Company as an expense of the Company for which the Tax Matters Member shall be reimbursed.
“Treasury Regulations” — shall mean the Income Tax Regulations, including temporary (but not proposed) regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Units” has the meaning ascribed thereto in Section 2.1.
ARTICLE I
FORMATION
1.1. Organization. The Members acknowledge the formation of the Company as a Nevada limited liability company pursuant to the provisions of the Act.
1.2. Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members and the Company hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members and the Company that the Agreement be the agreement of the parties, and, except to the extent a provision of the Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is prohibited or ineffective under the Act, the Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act.
1.3. Name. The name of the Company is Polo Sunterra Development, LLC, and all Company business shall be conducted under that name.
1.4. Principal Place of Business. The Company may locate its principal place of business and registered office at any place or places as the Manager may from time to time deem advisable.
1.5. Registered Agent. The registered agent for the Company is Richard L. Cloobeck and the business address of the registered agent is 3745 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The Members may, from time to time, change the registered agent or the registered office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.
1.6. Term. The Company shall continue until it is dissolved in accordance with either the provisions of this Agreement or the Act.
1.7. Permitted Business. The business of the Company shall be:
(a)	To acquire, hold, operate and/or transfer certain assets, real and personal, further described on Schedule 2.1;

(b)	to accomplish any other lawful purpose whatsoever or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

(c)	to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act; and

(d)	to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

(e)	It is the intent of all Members that the Company shall be taxed as a partnership, and the Company shall not enter into any business activity, take any action, or fail to take any required action, that would jeopardize taxation of the Company as a partnership

ARTICLE II
CONTRIBUTIONS
2.1. Initial Contributions and Authorized Units. The initial capital contributions to the Company by the Members shall be the assets set forth on Schedule 2.1 hereto. The limited liability company membership interests of the Company shall be divided into units (“Units”) having such rights described herein. The number of Units which the Company has authority to issue shall be 1000. Such authorized Units are hereby issued to the Members in exchange for their respective initial capital contributions hereunder as follows:
950 to Holdings; and
50 to SLVD.
The Units shall be certificated in the substantially the form of the specimen Certificate of Membership Interest attached hereto as Exhibit A. The ownership by a Member of Units shall entitle such Member to allocations of Net Profit and Net Losses and items thereof and distributions hereunder. Members may, but shall not be required to, make additional capital contributions.
2.2. Loans. In the event the capital needs of the Company exceed the capital contributions provided by Section 2.1, the Members may, but shall not be required to, loan additional monies to the Company in amounts and on terms and conditions to be agreed upon by the Company and the Members. The Company may also borrow money for its capital needs from any third parties in amounts and on terms and conditions determined by the Members.
2.3. Interest on and Return of Capital Contribution. The Members shall not be entitled to interest on any capital contribution, or to a return of any capital contribution, except as specifically provided for herein.
ARTICLE III
PROFIT AND LOSS
3.1. Establishment of Capital Accounts. The Company shall establish a “Capital Account” for each Member which shall be determined and maintained throughout the full term of the Company in accordance with Code Section 704 and the Treasury Regulations thereunder. “Capital Account” shall mean the aggregate amount of Capital Contributions made by such Member to the Company (a) reduced by (i) any Net Losses and items thereof allocated to such Member and (ii) any distributions made to such Member, and (b) increased by any Net Profits and items thereof allocated to such Member, in accordance with this Agreement. The Capital Account of any Member shall reflect all prior adjustments to the Capital Account of any predecessor holder of such Member’s Membership Interest in the Company or portion thereof and any other item which is required to be reflected in a Member’s Capital Account under the first sentence of this Section 3.1 or otherwise under this Agreement.
3.2. Allocation of Net Profits and Net Losses. Except as otherwise required by Section 704(b) of the Code and subject to Section 3.3, Net Profits and Net Losses for any Fiscal Year (or part thereof) shall be allocated to the Members in proportion to their respective Percentage Interests.
3.3. Regulatory Allocations. Notwithstanding Section 3.2, the following special allocations (the “Regulatory Allocations”) shall be made for any Fiscal Year (or part thereof):
(a)	Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations 1.704-2(i)(1).

(b)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be specially allocated among the Members pro rata in proportion to their Percentage Interests. The “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

(c)	Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f) and notwithstanding any other provision of the Company Agreement, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for that year equal to that Member’s share of the net decrease in Company Minimum Gain, as determined pursuant to Regulations Section 1.704-2(g)(2). This Section 3.3(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and (g) and shall be interpreted consistently therewith.

(d)	Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Agreement, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Person who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and (f)(5) of the Regulations. This Section 3.3(d) is intended to comply with the Member Minimum Gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(e)	Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficits created by such adjustments, allocations, or distributions as quickly as possible.

(f)	Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.

(g)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h)	Effect of Regulatory Allocations. The Regulatory Allocations are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3. Therefore, the Managing Member shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 3.2.
3.4. Section 704(c) Allocation. Except as otherwise provided herein or as required by Code Section 704 or the Treasury Regulations thereunder, for tax purposes all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the book value of any property of the Company differs from its adjusted basis in such property for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the

Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its book value in the manner provided for under Code Section 704(c) and the Treasury Regulations thereunder, as determined by the Manager.
ARTICLE IV
DISTRIBUTIONS
4.1. Distributions. Cash distributions shall be made in such amounts and at such times as may be determined by the Manager in its discretion. Such distributions shall be made to the Members in proportion to their respective Percentage Interests.
4.2. Limitations on Distributions. No distribution shall be declared or paid unless, after the distribution is made, the Company’s assets exceed the Company’s liabilities. Liabilities to the Members on account of their Membership Interest shall not be a Company liability for purposes of this section.
ARTICLE V
RIGHTS AND DUTIES OF MEMBERS AND MANAGING PERSONS
5.1. Management Rights. The Company shall be managed by a Manager who need not be a Member of the Company. All actions taken by the Manager shall be consistent with any instructions given by the Members. The initial Manager shall be Stephen J. Cloobeck, who shall remain as Manager until such Manager’s death, bankruptcy, incompetence, resignation, or removal in the Members’ sole discretion. In the event of such death, incompetence, resignation or removal, a successor Manager or Managers shall be appointed by the Members. The Manager shall be the Company’s agent and shall have authority to take all actions, including incurring debt, entering contracts, and acquiring and transferring property on the Company’s behalf. The Manager may designate one or more persons, officers or employees of the Company, who may, in the name of the Company and in lieu of, or in addition to, the Manager, contract debts or liabilities, and sign contracts or agreements, and may authorize the use of facsimile signatures of any such persons. Any actions, decisions, consents or approvals delegated to or required to be taken by the Members under this Agreement or pursuant to the Act shall require the approval of the Member or Members holding a majority of the Units then outstanding.
5.2. Liability of Member and Officers. The Manager and officers, if any, of the Company (“Managing Persons”) and the Members shall not be liable as such for the Company’s liabilities, debts or obligations. The failure by the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Managing Person or Member.
5.3. Indemnification. The Company shall indemnify a Managing Person and Members for all costs, losses, liabilities and damages paid by the Managing Person in connection with the Company’s business, to the fullest extent provided or allowed by Nevada law.

5.4. No Fiduciary Duties. A Managing Person shall have no fiduciary duties of loyalty with respect to the Company. A Managing Person shall be required to devote only such time to the affairs of the Company as such Managing Person determines in its sole discretion is necessary to manage and operate the Company. Each such Managing Person shall be free to serve any other Person in any capacity that it may deem appropriate. Insofar as permitted by Nevada law, each Managing Person (acting on its own behalf), and its affiliates may engage in whatever activities they choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company. Neither this Agreement not any activity undertaken pursuant hereto shall prevent any Managing Person or its affiliates from engaging in such activities, or require any Managing Person to permit the Company to participate in any such activities. To the extent permitted by Nevada law, a Managing Person, when acting on behalf of the Company, is hereby authorized to purchase property from, sell property to, or otherwise deal with any Managing Person or Member acting on its own behalf, provided that any purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been entered into with an independent third party.
5.5. Time and Attention Devoted to Company. A Managing Person shall devote as much of its time as is necessary to discharge its duties to the Company. The Company acknowledges that it is not anticipated that such Managing Persons will be required to spend substantial time in so discharging their duties to the Company and that such Managing Persons may, therefore, spend substantially all of their business time on matters not related to the Company.
ARTICLE VI
BANKING
All revenues of the Company shall be deposited regularly in the Company savings and checking accounts at such financial institutions as shall be selected by the Manager.
ARTICLE VII
ACCOUNTING AND RECORDS
7.1 Books and Records. The Company shall maintain, at its principal place of business or such other place as the Members may choose, the following:
(a)	a current list of the full name and last-known business, residence, or mailing address of the Members, Manager and officers, if any, of the Company, both past and present;

(b)	a copy of the Articles of Organization and all amendments thereto, executed copies of any delegation of management powers to officers of the Company, if any, and executed copies of any powers of attorney pursuant to which any amendment to the Agreement has been executed;

(c)	copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(d)	copies of any currently effective written operating agreements, copies of any writings permitted or required under the Act, and copies of any financial statements of the Company for the three most recent years;

(e)	minutes of any member meetings;

(f)	a statement prepared and certified as accurate by the Manager which describes:
(i)	the times at which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;

(ii)	any written consents obtained from the Members pursuant to the Act.
7.2. Tax Matters Member. Holdings, for as long as it is a Member, shall be the Tax Matters Member of the Company.
ARTICLE VIII
MEMBERSHIP INTEREST AND MEMBERSHIP RIGHTS OF A DECEASED,
INCOMPETENT OR DISSOLVED MEMBER
If a Member who is an individual dies or a court of competent jurisdiction adjudges him or her to be incompetent to manage his or her person or his or her property, the Member’s executor, administrator, guardian, conservator or other legal representative shall be entitled to the benefits, and shall be subject to the burdens, of the Member’s Membership Interest.
ARTICLE IX
TRANSFER OF MEMBERSHIP INTEREST AND ADDITIONAL MEMBERS
9.1. Transfer of Entire Membership Interest. Members may sell, hypothecate, pledge, assign or otherwise voluntarily, during such Member’s lifetime or upon his or her death, transfer all of his or her Membership Interest or Membership Rights in the Company to any other person. In the event a Member transfers his, her or its entire Membership Interest, the transferee(s) shall become a member without any further action, unless the Manager, all Members and transferee all agree otherwise.
9.2. Admission of Additional Members. The Members may freely transfer any part of his, her or its Membership Interest; provided, however, that prior to the admission of any other member to the Company, including but not limited to the addition of a member as the result of a transfer by the Member of only a part of his, her or its Membership Interest, an amended operating agreement shall have been negotiated among such members to become effective upon their admission to the Company.

9.3. Credit Suisse Securities (USA) LLC. Notwithstanding anything to the contrary contained herein, (i) the membership interests of the Company may be pledged as collateral under or pursuant to any credit or loan facilities with Lender, (ii) Lender or its assignee may exercise all the rights of the pledgor of such membership interests and (iii) no consent shall be required to permit the Lender or the Lender’s assignee from becoming a member of the Company in accordance with the terms of the documents governing such credit or loan facilities with Lender.
ARTICLE X
WITHDRAWAL OF MEMBER OR MANAGER
Any Member shall have the power to withdraw from the Company at any time by assignment of its interest or liquidation of the Company. The Manager and officers, if any, have the power to resign at any time.
ARTICLE XI
DISSOLUTION AND TERMINATION
11.1. Events of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:
(a)	By the Members’ written statement of dissolution; or

(b)	By the entry of a decree of judicial dissolution pursuant to the Act.
11.2. Winding Up, Liquidation and Distribution of Assets.
(a)	Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

(b)	If the Company is dissolved and its affairs are to be wound up, the Manager shall (i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Members determine to receive any assets in kind), (ii) discharge all liabilities of the Company (other than liabilities to the Members), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (iii) establish such reserves as reasonably may be necessary to provide for contingent liabilities of the Company, (iv) discharge any liabilities of the Company to the Members other than on account of its interest in Company capital or profits, and (v) distribute the remaining assets to the Members in proportion to their respective Percentage Interests.

(c)	Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(d)	The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.
11.3. Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provision has been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed and acknowledged by the Members, which articles shall set forth the information required by the Act.
11.4. Filing of Articles of Dissolution.
(a)	Such articles of dissolution shall be delivered to the Nevada Secretary of State.

(b)	Upon the filing of the articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Members shall thereafter be a trustee for creditors of the Company and as such shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.
11.5. Responsibility. Upon dissolution, the Members shall look solely to the assets of the Company for the return of their capital contributions. The winding up of the affairs of the Company and the distribution of its assets shall be conducted by the Manager who is hereby authorized to take all actions necessary to accomplish such distribution, including, without limitation, selling any Company assets it deems necessary or appropriate to sell.
ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1. Inurement. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.
12.2. Gender and Headings. Throughout this Agreement, where such meanings would be appropriate: (a) the masculine gender shall be deemed to include the feminine and the neuter and vice versa, and (b) the singular shall be deemed to include the plural and vice versa. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.
12.3. Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which a Member or the Company have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.
12.4. Membership Interest. The Members hereby covenants, acknowledges and agrees that the Membership Interests in the Company shall for all purposes be deemed personalty and shall not be deemed realty or any interest in the assets or property owned by the Company.
12.5. Not For Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations between the Members and the Company. This Agreement is not intended for the benefit of creditors and does not grant any rights to or confer any benefits on creditors or any other person who is not a Member of the Company.
12.6. Governing Law. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights, duties, obligations and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Nevada. Clark County, Nevada shall be the exclusive venue for any action brought by any party in any way related to this Agreement.
12.7. Article 8 of the Uniform Commercial Code; Certification. Notwithstanding anything to the contrary contained herein, the Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. A Member’s interest in the Company is to be evidenced by a Certificate of Membership Interest. Each Certificate of Membership Interest shall bear the following legend: “This certificate evidences an interest in Polo Sunterra Development, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.
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CERTIFICATE
IN WITNESS WHEREOF, the parties have hereunto set their hands and acknowledged this Agreement and do hereby certify that the foregoing Agreement constitutes the Operating Agreement of POLO SUNTERRA DEVELOPMENT, LLC, a Nevada limited liability company, adopted by the Members of the Company and the Company effective as of May 31, 2007.

SUNTERRA LAS VEGAS DEVELOPMENT, LLC, a Delaware limited liability company
By:	/s/ Stephen J. Cloobeck
Stephen J. Cloobeck, Executive Vice President

DIAMOND RESORTS HOLDINGS, LLC, a Nevada limited liability company
By:	/s/ Stephen J. Cloobeck
Stephen J. Cloobeck, Manager

POLO SUNTERRA DEVELOPMENT, LLC, a Nevada limited liability company
By:	/s/ Stephen J. Cloobeck
Stephen J. Cloobeck, Manager

Schedule 2.1
Initial Contributions
1.	All of the following assets and associated liabilities contributed under and pursuant to, and as defined in, that certain Asset Contribution Agreement effective as of April 26, 2007 by and among Diamond Resorts, LLC a Nevada limited liability company, Nevada Resort Properties Polo Towers Limited Partnership, a Nevada limited partnership, Diamond Resort Management, LLC, a Nevada limited liability company, Diamond Resorts Parent, LLC, a Nevada limited liability company and the Company:

A. Current Inventory; and

B. Declarant Rights.